CPI Aerostructures, Inc.	CVU	Q1 2011 Earnings Call	May 4, 2011
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MANAGEMENT DISCUSSION SECTION

Operator:  Greetings and welcome to the CPI Aerostructures, Inc. First Quarter 2011 Conference Call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. [Operator Instructions] As a remainder, this conference is being recorded.

It is now my pleasure to introduce your host, Edward Fred, President and CEO for CPI Aerostructures. Thank you. You may begin.

Edward Fred, President and Chief Executive Officer

Thank you. Good morning and thank you all for joining us for our first quarter 2011 conference call. If you need a copy of the press release issued this morning, please contact Lena Cati at The Equity Group at 212-836-9611, and she will fax or e-mail a copy to you. Also, if you would like to listen to this call again, you can hear a replay on our website’s Investor Relations section in about an hour at www.cpiaero.com.

Before we get started, I want to remind investors that this conference call will contain forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from projected results. Included in these risks are the government’s ability to terminate our contracts at any time, the government’s ability to reduce or modify its contracts if its requirements or budgetary constraints change, the government’s right to suspend or bar us from doing business with them, as well as competition in the bidding process for both government and subcontracting contracts.

Our subcontracting customers also have the ability to terminate their contracts with us if we fail to meet the requirements of those contracts or if their customers reduces or modifies its contracts to them due to budgetary constraints. Given these uncertainties, listeners are cautioned not to place undue reliance on any forward-looking statements contained in this conference call. Additional information concerning these and other risks can be found in our filings with the SEC.

As has been the case in previous first quarter conference calls, I will provide our new listeners with a brief overview of CPI Aero and our activities. Based on Long Island, CPI Aero is a world class manufacturer of aerospace structural parts and assemblies. We are prime contractor to the U.S. Department of Defense and during the last few years we have substantially grown our business to become a subcontractor to some of the largest U.S. aerospace and defense contractors such as Northrop Grumman, Boeing, Sikorsky, Spirit AeroSystems, Lockheed Martin and Bell Helicopter.

Since its inception in 1980, CPI Aero has focused on the production of aerospace structural parts and assemblies and in developing the required skills and expertise to produce the highest quality products possible. We have carved out for ourselves a niche within the aerospace market and have become one of the country’s leading suppliers of structural spares of vintage and out-of-production aircraft and, now, assemblies for new production planes.

Typical assemblies produced by CPI Aero are skin panels, leading edges, flight control surfaces, engine housings, cowl doors, wing tips, outer wing panels, nacelles and inlet assemblies for military aircraft such as the C-5A Galaxy, C-130 Hercules, A-10 Thunderbolt, UH-60 BLACK HAWK helicopter, E-2D Hawkeye, E-3 Sentry, and the B1 Bomber with various structural assemblies for commercial aircraft such as the Gulfstream G650 and the S92 helicopter.

So with that prelude, I will now hand the call over to Vince Palazzolo, our CFO, so he can walk you through the financial statement details. Then I will comment on the current business environment,

E

CPI Aerostructures, Inc.	CVU	Q1 2011 Earnings Call	May 4, 2011
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 our guidance for the current year and 2012 and then briefly wrap things up and open the floor to questions. Vince?

Vincent Palazzolo, Chief Financial Officer

Thank you, Ed. As reported in this morning’s press release, comparing the first quarter of 2011 to the first quarter of 2010, revenue increased 45% to $16,009,608 from $11,005,529. Gross margin was 24% as compared to 25%. Pre-tax income increased 54% to $2,012,050, compared to $1,303,815. Net income increased 59% to $1,368,050, or $0.19 per diluted share, compared to $860,815 or $0.14 per diluted share.

It is also important to point out that diluted earnings per share for the current first quarter were calculated on 15.7% more shares than the prior year due to the company’s 500,000 share offering, which was completed in the April of 2010. Selling, general and administrative expenses were approximately $1,800,000 or 11.2% of revenue compared to approximately $1,445,000 or 13.1% of revenue in the prior year. Ed?

Edward Fred, President and Chief Executive Officer

Thanks, Vince. New orders through May 2nd of 2011 were $46.8 million, significantly higher than the $8.1 million reported this time last year. This award growth was driven in part by the fact that we received the expected follow-on releases on two of our major subcontracting programs: E-2D and the G650. The G650 release was for $8 million and is included in our $46.8 million number. These releases take us into the 2012-2013 timeframe and give us a predictable revenue stream, which previously enabled me to issue 2011 and 2012 guidance. There is also real business potential from the approximately $0.5 billion of un-awarded solicitations outstanding once these programs are funded and/or awarded.

In the past several years, our reputation has been elevated in our industry. Thanks to our impressive list of customers, the success we’ve experienced on the important programs we’re working on, and the exposure we have had and the contacts we’ve made at various aerospace and defense institutional investment conferences.

We’re now in the midst of establishing relationships with additional prime manufacturers including other helicopter and business private jet companies who have come to recognize CPI Aero as a premier supplier of aircraft structure. Among the un-awarded bids outstanding are contract opportunities with these potential customers. We look forward to reporting on our progress of turning solicitations with these prospects into awards and contracts in the very near future.

As previously announced based on the visibility we currently have, we projected 2011 revenue will be in the range of $78 to $81 million with resulting net income in the range of $9.2 to $9.5 million. Additionally, we currently estimate that the 2012 revenue should be in the range of $88 to $91 million with the resulting net income in the range of $11 to $12 million.

On a separate note, CPI Aero will continue to tell its story as often as possible and to that point, this month we will be presenting at the Noble Financial 7th Annual Equity Conference on May 17 in Fort Lauderdale; B. Riley & Company 12th Annual Investor Conference on May 24 in Santa Monica, and the Stephens Spring Investment Conference on May 25 in New York City. We look forward to seeing some of you there as we have in other years. We look-forward to the next two years with great anticipation and excitement as we execute on our current contracts, develop newer customers and deliver unprecedented financial results for our company.

CPI Aerostructures, Inc.	CVU	Q1 2011 Earnings Call	May 4, 2011
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At this point I’d like to open the floor to questions.  Joe, before I have you do that, I received a question via email, and the question is, “I have a question for CPI management for their upcoming quarterly conference call. My question is regarding Sikorsky’s recent international orders from Turkey and Saudi Arabia, and how CPI could possibly benefit?” This was sent by Roger Kaywood.

The answer to that is, we currently build [inaudible] units for the BLACK HAWK helicopter, and we have significant bids in, as I’ve reported publicly, on other Sikorsky programs. Those program decisions should be to us in the next three to six months. The way it would work is that if we win any of those contracts, any BLACK HAWK Sikorsky builds would include parts that hopefully CPI will be building. So, the more helicopter Sikorsky sells, the more work would mean for CPI. So at this time it’s impossible for me to quantify for you what it would mean or could mean until such time as we win these proposals that are currently in the bids outstanding.

So I hope that answered the question. And again Joe now, if you would please allow callers to place their questions.

CPI Aerostructures, Inc.	CVU	Q1 2011 Earnings Call	May 4, 2011
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QUESTION AND ANSWER SECTION

Operator:  Thank you. We will now be conducting a question-and-answer session. [Operator Instructions] Our first question is from John Kohler with Oppenheimer & Close.

<Q – John Kohler>: Good morning, Ed, good morning Vince.

<A – Edward Fred>: How are you John?

<A – Vincent Palazzolo>: Hi, John.

<Q – John Kohler>: Well, how are you?

<A – Edward Fred>: Good, thank you.

<Q – John Kohler>: Good. Couple of housekeeping questions, I guess to start off, if you don’t mind and then a bigger picture question.

<A – Edward Fred>: Sure.

<Q – John Kohler>: The drop in gross margin year-over-year; I know first quarter is always weak.  I’m not pulling anything, but I’m just wondering if that was a mix shift or I know the business mix wasn’t exactly the same. So I am assuming that’s what it was?

<A – Vincent Palazzolo>: Yeah, part of that was the result of the new order that we got on the TOPs contract that was announced in the first quarter. Our adjustments that came in a little bit lower than our historic margins so we took a little bit of hit for that. Second, we had some additional vendor work that we were working with some of our vendors in the early portions of the Boeing and E-2D contracts in the early stages of production and those costs ran through first quarter also. So it affected the margin by about a 100 basis points below our range that we projected. We expect that to bounce back in the next three quarters so that our year-end will be within the range that we had originally projected at year-end.

<Q – John Kohler>: Right, yeah, okay. That’s great. Can’t help that. The drop in the tax rate was 2 percentage points?

<A – Vincent Palazzolo>: Yeah.

<Q – John Kohler>: Was that due to anything in particular or is 32% sort of the run rate for the year?

<A – Vincent Palazzolo>: I would say that’s probably going to be the run rate for the rest of this year. As you may or may not know because of the way New York State does allocation of taxable income, we have no New York State tax, so we’re only taxed at the federal level. And we do get a credit now for what’s called domestic production activity, which basically is manufacturing stuff in the U.S. rather than sending it outside so that little credit takes us down just a fraction below the standard federal rate.

<Q – John Kohler>: Okay, excellent. And then the cash flow progression in 2011.  I’m guessing as production ramps up and your revenue sort of – the growth sort of flattens out, the cash flow generation would pickup in the back half of the year. Is that a fair assumption?

<A – Vincent Palazzolo>: Yes.

CPI Aerostructures, Inc.	CVU	Q1 2011 Earnings Call	May 4, 2011
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<Q – John Kohler>: And then my bigger picture question, having $0.5 billion in un-awarded solicitations is – it’s impressive, but I’m wondering if you could talk a little bit about selectivity and picking and deciding what business you want to bid on; size, timing, the customer and how you balance that opportunity with your current capabilities and workforce et cetera?

<A – Edward Fred>: Sure. I think those of you who’ve known us for let’s say more than five years. Remember that in essence we used to bid on everything. If it was out there and it was structural, we went for it. It’s how we grew our business especially with the U.S. government. You go back to 2005-ish when we did $30 million and we did it with probably 350 active contracts which, I look back on today and I wonder how the heck we accomplished it. We’re going to do 78 to 81 this year, probably with 75 to 100 contracts running.

So, obviously we’ve increased the scope of what we bid on.  Also, as I’ve stated a gazillion times, a lot of those government contracts have dried off for the time being, at some point they will come back, but we will approach it the same way. Given the size of our company now, we will absolutely be more selective. That said, I think the difference in what we bid on today versus what we used to bid on is that because of our standing now in the aerospace industry, we are getting the opportunity to bid on things that are routinely more than $10 million and are not – is not, I’ll call a contract but more a program; meaning, in the old days, we had a contract to build 28 of this part number, period, end of story.

What we’re bidding on now tend to be more we plan on building 134 ship sets of G6, we plan on building 134 G650s, we want you to build the leading edges for 134 sets of G650s. Boeing coming to us, we are going to re-wing 242 aircraft. We’d like you to provide X number of assemblies for 242 aircrafts. So the whole nature of what we are bidding on is different. It’s still from what do you produce standpoint, 100% exactly the same.

Difference is we’re now getting ourselves involved in programs versus contracts which is a much, much better thing for us. It’s what given us that visibility over these years to be able to project out three years on revenue and net income. And as we’ve been successful with one set of customers, it’s opened the door to a whole new set of potential customers, people who have actually searched us out now.

I mean, in the old days our business development people were on the road, absolutely chasing down new business, trying to get that foot in the door of a potential customer. Now our business development people spend more time here answering RFQs from companies who either heard about us, come to see us, examined us and said we’d like to you to bid on something. So I think that’s how the business itself has changed, John.

<Q – John Kohler>: Okay. Have you, and this is a high-class problem to have, but is there any business that you’ve been presented with and you have just turned away and said, no, we can’t. It doesn’t fit our model at this point or it’s not something we’re interested in doing?

<A – Edward Fred>: No, not really.

<Q – John Kohler>: Okay.

<A – Edward Fred>: Because I think first of all our current customers know what we can build.

<Q – John Kohler>: Got it.

CPI Aerostructures, Inc.	CVU	Q1 2011 Earnings Call	May 4, 2011
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<A – Edward Fred>: Our potential customers also know where our sweet spot is, what it is we do. So at this stage we haven’t been fortunate enough to say to somebody, no, we really don’t want to work at this point.

<Q – John Kohler>: So then these un-awarded bids are in line with profit margins existing, you’re not doing and you have the capacity and wherewithal you think to produce these in the out years if they were awarded.

<A – Edward Fred>: Oh, absolutely.

<Q – John Kohler>: Okay.

<A – Edward Fred>: Yes. And we’re not taking any loss leaders here that’s not – we don’t have that requirement. We’re not trying to establish our business, we’re simply trying to grow it.

<Q – John Kohler>: Right.

<A – Edward Fred>: So I would not be taking something at 5% gross margin just so I can say I’ve added Airbus, or I’ve added, I don’t know, Embraer or somebody like that to our stable of customers. That’s not a wise business decision based on how successful we’ve been up to now.

<Q – John Kohler>: Okay, great. I appreciate it and I will save the 650 questions for somebody else.

<A – Edward Fred>: Okay. And if they don’t ask them you’re welcome to come back on.

<Q – John Kohler>: Will do.

<A – Edward Fred>: Okay.

<Q – John Kohler>: Okay. Thanks.

Operator:  Thank you. The next question is from Michael Callahan with CapStone Investments. Please go ahead with your question.

<Q – Mike Callahan>: Hi. Good morning, guys. Nice quarter.

<A – Edward Fred>: Thanks, Mike. How are you?

<Q – Mike Callahan>: Not too bad. I guess first question is just on SG&A line. It went down nice from a margin perspective, but I guess in aggregate dollars it went up a little more than I guess I had anticipated. Is that a run rate that we could expect to continue or was there some one-time items in there?

<A – Vincent Palazzolo>: The SG&A in the first quarter and second quarter are higher than the rest of the year by fairly substantial percentage. The reason is that our Black-Scholes charges for stock options, which are given to our Board of Directors as compensation, all have to be taken as charges at the grant date which is either January 1st or April 1st. Our Black-Scholes charge was pretty high because our stock price is obviously gone way up from where it was a year ago and that also makes the volatility high. So high volatility, high stock price, high Black-Scholes charge, that affected the first quarter. It will also affect the second quarter and that goes away in quarters three and four.

<A – Edward Fred>: Other than that our run rate be pretty...

CPI Aerostructures, Inc.	CVU	Q1 2011 Earnings Call	May 4, 2011
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<A – Vincent Palazzolo>: Fairly standard.

<A – Edward Fred>: Right.

<Q – Mike Callahan>: Okay. So the run rate in the back-half of the year then would look more like the end of 2010?

<A – Edward Fred>: That’s correct.

<A – Vincent Palazzolo>: Correct.

<Q – Mike Callahan>: Okay. And then can you just walk me through a little bit the share count? The diluted shares went up pretty substantially for – from 4Q to 1Q. Can you just explain what happened there? I have a feeling that’s related to the same thing.

<A – Vincent Palazzolo>: No, the reason that the share count went up from the fourth quarter to the first quarter is that the first – the computation of EPS goes on the average share price over the period. The average share price for all of 2010 is significantly lower than the average share price of 2011 because of the low share – the low price of the stock in the front half of 2010. When you make the share price go up, all of our options go into the money and all of them are assumed to be converted and that was why the share count went up so much.

<A – Edward Fred>: Plus Mike you also had a full year now. You had the full count of 500,000 shares that were issued back in late March, early April of last year in the count.

<Q – Mike Callahan>: Right, yeah, I got that, I was just – really the total shares to diluted shares is what I was trying to do.

<A – Edward Fred>: At the kind of price we have now, everything is in the money in 2011. There is no stock option or any warrant or anything that is not in the money at this point.

<Q – Mike Callahan>: Okay, good. Good to know. And then I guess the last couple of kind of housekeeping things here. One is, did you guys make any progress on the new facility next door or do you have any update there?

<A – Edward Fred>: It appears that – we are still pursuing the potential new facility. It’s based on a couple of factors quite honestly, including new business won. It does not – if things turn the way we hope they will, it does not look like we’ll take the facility next door to us but perhaps take one directly across the street from us so that we can keep the entire company under one roof. I think we will have more information on that and a much clearer view on that in the next 60 to 90 days.

<Q – Mike Callahan>: Okay. If you go across the street and move the whole operation, is that going to be a pretty disrupting event, or I guess, to one of the particular quarters or can that be streamlined pretty well?

<A – Edward Fred>: Right. Actually, Mike, I mean – let me give you a couple of pieces of information there. Number one, in my tenure at CPI I have moved this company twice. Once, it was my entire job to move the company. So in that regard, I’ve done it twice. I’m fully experienced on how we move this company, so there should be no disruption from that end.

Also, in all of our major programs here, there is a built-in period during 2011, where you must stop for two weeks and recalibrate all tooling to make sure it’s still within tolerances required under the engineering production guidelines. What will work out in our benefit completely is that when we hit

CPI Aerostructures, Inc.	CVU	Q1 2011 Earnings Call	May 4, 2011
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that two-week period for all three of these major programs, we will simply pick the equipment off and move it across the street on day one of that two-week period.  We calibrate it in its new location and begin again two weeks later. So we’re not going to lose any production time whatsoever because of this move and I stress that. If we make this move, there will no disruption to business whatsoever.

The biggest piece of that is that we would move pieces at a time and then we would move the entire company from an office standpoint and administrative standpoint et cetera during the period between Christmas and New Year, because we normally shut down then. We would make the move then and so we wouldn’t be losing any work time whatsoever.

On any of the programs where there is not that built-in hiatus if you will, we will build ahead of schedule in order to make sure that we have a bubble built in to be able to move that product or that product line. So, again, we are well experienced in this, like I’ve said, I have been part of it twice now. Once from moving the company from probably five or six towns over into this park that we are in now and then once moving from one location in this park to a second location in this park. We did not suffer any business disruption then. And I will promise on my name that we will not suffer any again this year if we go ahead and do that move. So, nothing to worry about in that regard, nobody is going to see a quarterly blip that says, well they didn’t build because they moved, not going to happen that way.

<Q – Mike Callahan>: Okay, thanks, good to know. If I could sneak one more in here, is there any update on the Sikorsky bids outstanding which are still I guess, roughly a quarter of the total?

<A – Edward Fred>: Yes, there is nothing to update because there – where this basically stands is one of the two major ones that we are on, and a piece of the second one as well, it will depend on Sikorsky finishing its negotiations with the U.S. government on what’s called multi-year rate which is the next five-year build of BLACK HAWKs. Once they finish that, that will be done before the end of the third quarter, then they will in turn go to their suppliers and divvy up the contracts if you will. So, there are two – at least two major programs that we expect to have some resolution on in the next 90 days or so.

<Q – Mike Callahan>: Okay, I thought you [inaudible] called it the third quarter?

<A – Edward Fred>: Well, they are over – in other words, by the end of the third quarter they have to be done. 90 days from today we are in the third quarter, we are in August.

<Q – Mike Callahan>: Okay.

<A – Edward Fred>: Okay, so we would expect to know on both programs by then.

<Q – Mike Callahan>: Okay.

<A – Edward Fred>: And that’s really the big ones and then there is other elements that can filter in as we go.

<Q – Mike Callahan>: Okay, fair enough. Thanks a lot. That’s it from me, and again great quarter.

<A – Edward Fred>: Okay. Thanks, Mike.

Operator:  Your next question is from Rick Hoss with ROTH Capital Partners. Please go ahead with your question.

<Q – Joe Bess>: Good morning this is Joe Bess for Rick.

CPI Aerostructures, Inc.	CVU	Q1 2011 Earnings Call	May 4, 2011
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<A – Edward Fred>: Okay. I was going to say – I was going to break your horns and say Rick’s not supposed to be on this call.

<Q – Joe Bess>: Okay. In the last call you pointed out that at some point you’re going to have a quarter where bids outstanding will come down either due to winning or not winning contracts.

<A – Edward Fred>: Right.

<Q – Joe Bess>: Just want to know if you have any more visibility on when that could potentially happen?

<A – Edward Fred>: I would expect in the next 30 to 60 days at least a couple if not a few, major contracts will be decided one way or another. So I wouldn’t be shocked if the bids, if next quarter I reported to you lower bids. Now my extreme hope, and I’ll even go so far to say my personal belief, is that it’s going to come down, but with good results for us meaning we’re going to win some of this work and not just that it goes away. So, I will say this right now, I would anticipate that the distinct possibility of that $0.5 billion number coming down somewhat. When I say somewhat I don’t expect it to be $0.25 billion, but it will come down tens of millions, I would say, based on our knowledge of award schedule. And again my hope is that I can report to you, okay, that number is down, but my contract awards wins are up.

<Q – Joe Bess>: Okay. Thanks for the color. And can you tell us how much was taken out of bids outstanding from the beginning of the quarter versus how much was added in from new bids during the quarter? Just trying to get an idea on how much of the bids outstanding is new in your ability to refill the pipeline with new potential orders?

<A – Edward Fred>: Yeah. I don’t have that number. We normally don’t report that publicly to be honest with you, but I can say to you it was not substantial since the last time I reported numbers. I mean don’t forget the last time I reported was late March, so I’m only talking about a six-week period of time here.

<Q – Joe Bess>: Okay, and then just a couple of housekeeping questions.  Any real changes to your revenue assumptions for 2011 on a quarterly basis?  Should we still expect Q2 and Q3 to be kind of flat with Q4 being the highest?

<A – Edward Fred>: Yeah, that sounds about right, and, again, we as a company don’t give quarterly guidance on revenue and earnings. I know you guys have drawn up your model to do that and it has been based on historic activity with us and I think that’s probably about right. In normal conditions the fourth quarter is always the largest. Two and three should be, at least two should be, somewhat higher than one, so I think that’s where we stand.

<Q – Joe Bess>: Okay. And then just quickly, Vince, what was the D&A for the quarter?

<A – Vincent Palazzolo>: Rounded to a $100,000.

<Q – Joe Bess>: $100,000?

<A – Vincent Palazzolo>: Yes.

<Q – Joe Bess>: Okay, great. Thank you, gentlemen.

<A – Edward Fred>: You’re welcome. Thank you.

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Operator:  [Operator Instructions] Our next question is from Michael Potter with Monarch Capital. Please go ahead with your question.

<Q – Michael Potter>: Hi, guys.

<A – Edward Fred>: Hi, Mike. How are you?

<Q – Michael Potter>: I’m doing well, thanks. Another good quarter, another good call. Just a couple of quick questions.

<A – Edward Fred>: Sure.

<Q – Michael Potter>: On the $0.5 billion pipeline that you have, how much of that would be with new customers to the company?

<A – Edward Fred>: I’d say – we’re sitting here kind of mouthing to each other that those new customers would actually try hearing us, 20%, 30% maybe even 40%.  It’s substantial and they are good solid customers.

<Q – Michael Potter>: Okay, so all things going hopefully as you expect, we should see some significant further diversification of our customer bases here?

<A – Edward Fred>: I would say that’s a safe assumption, Mike, very safe assumption.

<Q – Michael Potter>: Okay. And then you mentioned in the release we have the, I guess, the [inaudible] small order with Bell Helicopter in Q1.

<A – Edward Fred>: That’s correct.

<Q – Michael Potter>: We are at the prototype stage currently?

<A – Edward Fred>: No, this was not a contract that was going to grow into something terribly substantial. Could it grow between $500,000 and $1 million? Yes, it could, but that’s about where it would end because of the project that they’re working on. Why we were so excited about this is it opens the door for us to show them our capability.  It’s the first opportunity we’ve had to do that. That door opening will enable us to go after much, much bigger assemblies, much bigger programs. I can tell you now, already, based on what we’ve done, we’ve been invited to visit them at their chalet in Paris, which is a great sign.  A lot of times companies our size have to contact people and say would you see us.  Instead we got the opposite, we actually have received our invitation already and our time and our spot over in Paris to visit with them, so that’s a great, great thing. So while this piece is not, what I’ll call, a prototype, and it would not be a face changer for the company in any way, shape or form as a standalone, I think it’s already opened a door much wider than we even hope for this quickly.

<Q – Michael Potter>: Is it safe to assume that part of the $0.5 billion pipeline, some of which is with Bell?

<A – Edward Fred>: Very little, very little actually, Mike.  Other new customers, so, again, once stuff starts to come from Bell, there will be increases in the pipeline amount.

<Q – Michael Potter>: Okay. And Ed, we didn’t get any bad news, but the G650 program I guess hit a small pothole, I hope about a month ago. Can you comment on what your thoughts are on

CPI Aerostructures, Inc.	CVU	Q1 2011 Earnings Call	May 4, 2011
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where this currently stands and perhaps what you’re hearing from Spirit and perhaps General Dynamics directly?

<A – Edward Fred>: Right, everything we’ve heard, Mike, and this is public info, is that, and this comes as well from the CEO of General Dynamics, nothing has changed on the program. There is no pullback; they are still working towards FAA certification. Yes, it will take them a little bit longer, but it appears things will come along at the pace they were expected to. We were not told to slow down our build rate in any way, shape or form. In fact, the morning after it occurred, or even the day of the accident, we were told just continue to build, period.  We don’t have an issue; just continue to do what we were doing.

So – and again I can’t get into all the details, it’s not my program.  I’m not going to speak for GD or Spirit, but everything that we’ve heard intelligence wise, and you folks have been able to read or hear about publicly seem to be 100% the way it is. Nobody has slowed down anything.

<Q – Michael Potter>: Okay, so everything with regards to CPI Aerostructures and this program is, we’re on track.

<A – Edward Fred>: That’s 100% correct.

<Q – Michael Potter>: Okay. All right. Thanks, guys.

<A – Edward Fred>: You got it, Mike. Thank you.

Operator:  The next question is from Paul Berger with Hammock Investors.  Please go ahead with your question.

<Q>: Good morning.

<A – Edward Fred>: Hey, Paul.

<Q>: Just two quickies. Could you give us some color on your old bread and butter work with the government? Do you see any event coming along or are they delayed or --?

<A – Edward Fred>: Paul, we haven’t seen a thing since 2005. Quite honestly. I mean, it’s just – it’s not there. Yet. It’s not that we are not winning it, it’s not that we’re not bidding on it, it’s not even being put out for bid. The money is not there and obviously in a shrinking defense budget – hello, turn off your New Orleans jazz, would you please? So there’s nothing to give you on that. All I can say is what I say every time I go out and doing investor conferences and, that is, we haven’t seen that work come back.

Before it went away we were the number two supplier of all cargo structure behind only Lockheed Martin. It was generating $30 million a year for us. In my projections I don’t include a blessed thing. So that if at some point this does come back, you know, we are looking to regain some of that market. But as of right now, the only thing we’ve seen is a little bit of C-5 work; C-5 TOPs release we received earlier this year was the biggest we had ever received. I noticed somebody has already pointed it out. So I’m not giving away secret information. We received another 500,000 plus add on to that earlier this week – or actually it was the end of last week. So that’s the only real stuff that we’re seeing, everything else is dead quiet.

<Q>: And also, as you’re growing nicely where do you stand – I believe your line of credit is now forward, it looks you’ve used 3.7 as of the end of the quarter.

<A – Edward Fred>: Right.

CPI Aerostructures, Inc.	CVU	Q1 2011 Earnings Call	May 4, 2011
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<Q>: How do you see financing going?

<A – Edward Fred>: Well, as I’ve stated publicly in a couple of different locations and places, we are in the midst of trying – not trying, we’re in the midst of increasing our line of credit with our current lender. We don’t see an issue happening with that, so we still see having more than enough capital available to us to continue this growth without any hiccups.

<Q>: Okay, great. Thanks a lot. Good luck.

<A – Edward Fred>: Okay, thanks, Paul.

Operator:  [Operator Instructions] There are no further questions in queue. I’d like to turn the call back over to management for closing remarks.

Edward Fred, President and Chief Executive Officer

Okay, thanks, Joe. Well, I’d like to thank all of you for participating in this call and look forward to speaking you again in early August for our second quarter earnings call. In addition, please remember that our Annual Shareholders Meeting will be held on Tuesday June 14, in New York City, and you are welcome and invited to attend. Thank you all.

Operator:  This concludes the teleconference. You may disconnect your lines. Thank you for your participation.